Exhibit 99.1

Ventas, Inc.    10350 Ormsby Park Place, Suite 300    Louisville, Kentucky 40223    (502) 357 • 9000    (502) 357 • 9001 Fax

Contacts:	Debra A. Cafaro
Chairman, President and CEO
or
Richard A. Schweinhart
Senior Vice President
(502) 357-9000

VENTAS APPOINTS NEW CHIEF ACCOUNTING OFFICER AND CONTROLLER

LOUISVILLE, KY (November 14, 2005) – Ventas, Inc. (NYSE: VTR) (“Ventas” or the “Company”) said today that it has named Robert J. Brehl as its new Chief Accounting Officer and Controller, effective January 2006. Brehl, who most recently has held the position of Senior Vice President and Controller at privately-held Atria Senior Living Group in Louisville, Kentucky, replaces K. Travis George who resigned at the end of the third quarter to take another position.

“With more than 20 years of experience in accounting and finance, and the last seven years in the senior housing space, Rob is an excellent fit with Ventas and our future plans,” Ventas Chairman, President and CEO Debra A. Cafaro said. “We remain committed to building shareholder value with a deep management team that excels in senior housing, healthcare and real estate to steer Ventas through our next stage of growth.”

Brehl has been at Atria Senior Living from 1998 through 2005, where he has oversight for all accounting functions, tax functions, treasury operations and cash management for the company. Prior to that, he worked at Ernst & Young LLP in Louisville from 1985 until 1998 where his last position was as senior manager and his responsibilities included work with various publicly-held multinational corporations. Brehl holds a B.S. from the University of Louisville in accounting. He is a member of the Kentucky Society of Certified Public Accountants and a member of the American Institute of Certified Public Accountants.

Ventas, Inc. is a leading healthcare real estate investment trust that is the nation’s largest owner of seniors housing and long-term care assets. Its diverse portfolio of properties located in 42 states includes independent and assisted living facilities, skilled nursing facilities, hospitals and medical office buildings. More information about Ventas can be found on its website at www.ventasreit.com.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Ventas, Inc.’s (“Ventas” or the “Company”) and its subsidiaries’ expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain,

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Ventas Appoints New Chief Accounting

Officer and Controller

November 14, 2005

and security holders must recognize that actual results may differ from the Company’s expectations. The Company does not undertake a duty to update such forward-looking statements.

The Company’s actual future results and trends may differ materially depending on a variety of factors discussed in the Company’s filings with the Securities and Exchange Commission (the “Commission”). Factors that may affect the plans or results of the Company include without limitation: (a) the ability and willingness of the Company’s operators, tenants, borrowers and other third parties to meet and/or perform the obligations under their various contractual arrangements with the Company; (b) the ability and willingness of Kindred Healthcare, Inc. (together with its subsidiaries, “Kindred”), Brookdale Living Communities, Inc. (together with its subsidiaries, “Brookdale”) and Alterra Healthcare Corporation (together with its subsidiaries, “Alterra”) to meet and/or perform their obligations to indemnify, defend and hold the Company harmless from and against various claims, litigation and liabilities under the Company’s respective contractual arrangements with Kindred, Brookdale and Alterra; (c) the ability of the Company’s operators, tenants and borrowers to maintain the financial strength and liquidity necessary to satisfy their respective obligations and liabilities, including without limitation their existing credit facilities; (d) the Company’s success in implementing its business strategy and the Company’s ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions or investments; (e) the nature and extent of future competition; (f) the extent of future healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates; (g) increases in the cost of borrowing for the Company; (h) the ability of the Company’s operators to deliver high quality care and to attract patients; (i) the results of litigation affecting the Company; (j) changes in general economic conditions and/or economic conditions in the markets in which the Company may, from time to time, compete; (k) the ability of the Company to pay down, refinance, restructure, and/or extend its indebtedness as it becomes due; (l) the movement of interest rates and the resulting impact on the value of and the accounting for the Company’s interest rate swap agreement; (m) the ability and willingness of the Company to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations; (n) final determination of the Company’s taxable net income for the year ending December 31, 2005; (o) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration of the leases and the Company’s ability to relet its properties on the same or better terms in the event such leases expire and are not renewed by the existing tenants; (p) risks associated with the Company’s acquisition of Provident Senior Living Trust, including its ability to timely and fully realize expected revenues and cost savings from the merger; (q) the impact on the liquidity, financial condition and results of operations of the Company’s operators resulting from increased operating costs and uninsured liabilities for professional liability claims, and the ability of the Company’s operators to accurately estimate the magnitude of such liabilities; and (r) the value of the Company’s rental reset right with Kindred, which is dependent on a variety of factors and is highly speculative. Many of such factors are beyond the control of the Company and its management.

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